UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Convergys Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

CONVERGYS CORPORATION

Dear Shareholder:

We invite you to attend the annual meeting of shareholders on Tuesday, April 18, 2006, in Covington, Kentucky. The meeting will begin at 11:30 a.m., Eastern Daylight Savings Time. At the meeting, you will hear a report on our business and have a chance to meet the Directors and executive officers of the Company.

This booklet includes the formal notice of the annual meeting and the proxy statement. The proxy statement tells you about the agenda, procedures and rules of conduct for the meeting. It also describes how the Board operates, gives personal information about the Directors and Director nominees and provides information about the other items of business which will be conducted at the meeting.

The Audit Committee Charter is attached to the proxy statement as Appendix I. The Audit Committee Charter, the Governance Principles and all other Committee Charters are available on the Company’s website, www.convergys.com/corporategovernance.html.

Even if you only own a few shares, we want your shares to be represented at the meeting. You can vote your shares on the Internet, by toll-free telephone call or proxy card. If you are a registered shareholder, you can choose to discontinue receiving more than one annual report by calling Computershare toll free at 1-888-294-8217.

To attend the meeting in person, please follow the instructions on page 2. If you are not able to attend, you may listen to a live audiocast of the annual meeting on the Internet. Instructions for listening to this audiocast will be available at our Internet site, www.convergys.com/corporategovernance.html, approximately one week before the annual meeting.

Sincerely,

James F. Orr
Chairman of the Board and Chief Executive Officer

March 13, 2006

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF

CONVERGYS CORPORATION

201 East Fourth Street

P.O. Box 1638

Cincinnati, Ohio 45201

Time:

Doors open:	10:30 a.m.	Eastern Daylight Savings Time
Meeting begins:	11:30 a.m.	Eastern Daylight Savings Time

Date:

Tuesday, April 18, 2006

Place:

Northern Kentucky Convention Center
Ballroom A
One West River Center Blvd.
Covington, Kentucky 41011

Purpose:

•	Elect four Directors

•	Ratify appointment of independent accountants

•	Vote on a shareholder proposal

•	Conduct other business if properly raised

Only Convergys shareholders of record on February 28, 2006 may vote at the meeting. Only shareholders or their proxy holders and guests of shareholders may attend the meeting. Guests are not permitted to speak at the meeting.

Your vote is important. Please vote your shares promptly. To vote your shares, use the Internet; call the toll-free telephone number as described in the instructions on your proxy card; or complete, sign, date and return your proxy card.

W.H. Hawkins II
Corporate Secretary

March 13, 2006

GENERAL INFORMATION

Who May Vote

Shareholders of Convergys, as recorded in our stock register on February 28, 2006, may vote at the meeting.

How to Vote

You may vote in person at the meeting or by proxy. We suggest that you vote by proxy even if you plan to attend the meeting.

If your shares are held in your name, you can vote by proxy in one of three ways:

•	Via Internet: Go to www.computershare.com and follow the instructions. The numbers you will need to cast your vote are located in the purple bar located on your proxy card. Your vote control number is a six digit number located in a black circle, your account number is underlined and your pin number is a five digit number in a black box. At this Internet site, you can elect to access future proxy statements and annual reports via the Internet in lieu of receiving paper copies.

•	By telephone: Call toll-free 1-866-396-1503 or 1-866-396-1504 and follow the instructions. The numbers you will need are located in the purple bar located on your proxy card. Your vote control number is a six digit number located in a black circle, your account number is underlined and your pin number is a five digit number in a black box.

•	In writing: Complete, sign, date and return your proxy card in the enclosed envelope.

How Proxies Work

Convergys’ Board of Directors is asking for your proxy. Giving the Board your proxy means that you authorize the individuals designated as proxies to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of the Director nominees. You may also vote for or against the other proposals or abstain from voting.

Your proxy card covers all shares registered in your name. If you own shares in the Convergys Corporation Retirement and Savings Plan or the Convergys Corporation Employee Stock Purchase Plan, your proxy card also covers those shares.

If you give the Board your signed proxy but do not specify how to vote, the individuals appointed by the Board of Directors as proxies, Steven C. Mason, Philip A. Odeen and James F. Orr, will vote your shares: in favor of the Director nominees; in favor of the Audit Committee’s proposal to ratify the appointment of the independent accountants; against the shareholder proposal; and in accordance with their judgment upon such other matters as may properly come before the meeting.

If you hold shares through someone else, such as a stockbroker, you may receive material from that person or firm asking how you want to vote. Review the voting form used by that person or firm to see if it offers Internet or telephone voting, and follow their voting instructions.

Voting Shares in the Convergys Corporation Retirement and Savings Plan

The trustee of the Convergys Corporation Retirement and Savings Plan will vote plan shares as participants direct. The trustee will vote plan shares for which it receives no direction in the proportion that it votes plan shares for which voting directions are received. The proxy card serves to give voting instructions to the trustee.

Revoking a Proxy

You may revoke your proxy before it is voted by:

•	Submitting a new proxy with a later date, including a proxy given via the Internet or by telephone;

•	Notifying Convergys’ Secretary in writing before the annual meeting; or

•	Voting in person at the meeting.

Confidential Voting

Independent inspectors count the votes. Your individual vote is kept confidential unless special circumstances exist. For example, a copy of your proxy card will be sent to us if you write comments on the card.

Quorum

In order to carry on the business of the annual meeting, there must be a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Treasury shares, which are shares owned by Convergys, do not count for this purpose and are not considered outstanding for any purpose in this proxy statement.

Votes Needed

The Director nominees who receive the most votes will be elected to fill the available seats on the Board. Approval of the other proposals requires a majority of the votes represented at the meeting and entitled to vote on the proposals. Abstentions will count as votes against a proposal. Broker non-votes do not count for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

Attending in Person

Only shareholders or their proxy holders and guests of shareholders may attend the meeting. For safety and security reasons, cameras or camera phones will not be allowed in the meeting and must be checked at the registration desk. Guests will not be able to speak or ask questions at the meeting.

For registered shareholders, an admission ticket is attached to your proxy card. You will not be admitted without the admission ticket.

If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from your broker, bank or other nominee indicating that you beneficially owned the shares on February 28, 2006, the record date for voting.

Conduct of the Meeting

The Chairman has broad authority to conduct the annual meeting in an orderly manner. This authority includes establishing rules for shareholders who wish to address the meeting. Copies of these rules will be available at the meeting. The Chairman may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. In light of the need to conclude the meeting within a reasonable period of time, we cannot assure that every shareholder who wishes to speak on an item of business will be able to do so. The Chairman may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all shareholders.

Contact Information

If you have questions or need more information about the annual meeting:

write to the:

Corporate Secretary

Convergys Corporation

P. O. Box 1638

201 East Fourth Street

Cincinnati, Ohio 45201-1638

or

call the Corporate Secretary’s office at (513) 723-2442.

For information about shares registered in your name, call ComputerShare toll free at 1-888-294-8217 or access your account via the Internet at www.computershare.com.

CORPORATE GOVERNANCE

General Information

The Board of Directors performs a number of functions for Convergys and its shareholders, including:

•	Overseeing the management of the Company;

•	Reviewing Convergys’ long-term strategic plans;

•	Selecting the Chief Executive Officer (the “CEO”) and evaluating the CEO’s performance; and

•	Reviewing development and succession plans for Convergys’ senior executives.

Meetings of the Board of Directors are scheduled approximately six times a year, and there is also an organizational meeting following the annual meeting of shareholders. Additional meetings of the Board may be called as needed. The Board of Directors of the Company held 10 meetings in 2005. Each Director attended at least 75% of the total number of meetings of the Board and committees of which he/she was a member. The Board has adopted a practice whereby one Director (the “Lead Director”) acts as the principal communicator between the Board and the CEO. The Lead Director also leads executive sessions of the Board where only non-employee Directors are present. The Board has chosen Steven C. Mason as Lead Director. Executive sessions of non-employee Directors are held at least six times a year. Any non-employee Director can request that an executive session be scheduled. The Company’s policy is that all of its Directors are encouraged to attend Convergys’ annual meeting of shareholders. All of the Directors attended the 2005 annual meeting.

The Board of Directors of the Company presently consists of eleven members, one of whom is James F. Orr, the CEO of the Company. Based on information supplied to the Board of Directors by each Director, the Board has determined that, with the exception of Mr. Orr, all of the Directors qualify as independent pursuant to the rules and listing standards of the New York Stock Exchange (“NYSE”). The material provided by each Director on which the independence determination is based indicates that none of the Directors has any relationship (other than being a director and/or shareholder of the Company) with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) nor do any of them have any of the relationships that would impair their independence under the rules of the NYSE.

The Board has adopted Governance Principles, which contain information about the structure and functioning of the Board. These principles are available on the Company’s website, www.convergys.com/corporategovernance.html.

The Governance Principles build on practices that the Company has followed for many years and, we believe, demonstrate the Company’s continuing commitment to corporate governance excellence. We expect the Governance Principles will continue to evolve.

FINANCIAL CODE OF ETHICS

The Company has a Code of Business Conduct applicable to all Directors and employees of the Company. The Chief Executive Officer (“CEO”) and all senior financial officers, including the Chief Financial Officer (“CFO”) and principal accounting officer, are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Code of Business Conduct, the CEO and senior financial officers are subject to the following additional specific policies (the “Financial Code of Ethics”):

The CEO and senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission or the New York Stock Exchange, as well as certain other public communications made by the Company. Accordingly, it is the responsibility of the CEO and each senior financial officer to bring promptly to the attention of the Chief Compliance Officer (“CCO”) or the Company’s Certification Subcommittee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assists the CCO or the Certification Subcommittee in fulfilling their responsibilities as specified in the Compliance Committee Charter or the Certification Subcommittee Charter.

The CEO and each senior financial officer shall promptly bring to the attention of the CCO, or the Certification Subcommittee and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

The CEO and each senior financial officer shall promptly bring to the attention of the General Counsel, the CCO or the CEO and to the Audit Committee any information he or she may have concerning any violation of this Code and the Company’s Code of Business Conduct, including any conflicts of interest between personal and professional relationships involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

The CEO, the CCO and each senior financial officer shall endeavor to comply, and to cause the Company to comply, with all applicable governmental laws, rules and regulations. The CEO and each senior financial officer shall promptly bring to the attention of the General Counsel, the CCO or the CEO and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business by the Company or any agent thereof, or of a violation of the Code of Business Conduct or of these additional requirements.

The CEO and each senior financial officer shall adhere to this Financial Code of Ethics and shall promptly report any violations of this Code in accordance with Company policies and procedures. Any violation of this Financial Code of Ethics may result in disciplinary action, up to and including termination.

The Code of Business Conduct and Financial Code of Ethics are available on the Company website at www.convergys.com/corporategovernance.html.

COMPENSATION OF DIRECTORS

Convergys employees receive no extra compensation for serving as a Director or committee member. Non-employee Directors receive compensation consisting of cash and restricted stock units. Non-employee Directors receive an annual retainer of $35,000 and a meeting fee of $1,500 for each Board meeting attended and $1,000 for each committee meeting attended. The Chair of the Audit, Compensation and Benefits, Finance and Governance and Nominating Committees receive an additional fee of $5,000 per year. Non-employee Directors also receive restricted stock units pursuant to the Convergys Corporation 1998 Long Term Incentive Plan, as amended (“LTIP”). Each non-employee Director who is first elected or appointed to the Board receives a restricted stock unit award of 6,300 Common Shares. Each non-employee Director also receives an annual restricted stock unit award of 4,200 Common Shares, subsequent to his or her initial election or appointment to the Board, provided that he or she continues in office after the annual meeting. Restricted stock units awarded to non-employee Directors vest three years after the grant date (or earlier in the case of death, disability or retirement).

Directors may elect to defer the receipt of all or a part of their fees, retainers and the restricted stock units issuable under the Company’s Deferred Compensation and LTIP Award Deferral Plan for Non-Employee Directors (the “Directors Deferred Compensation Plan”). Fees and retainers that are deferred are assumed to be invested as directed by the Directors in the same type of investments, including Company Common Shares, as are made available to employees of the Company under the Company’s Retirement and Savings Plan. Accounts credited with fees and retainers under the Directors Deferred Compensation Plan will be paid in cash, in one lump sum or up to ten annual installments, when the Director leaves the Board. Amounts credited to the restricted stock account are assumed to be invested in Common Shares and are distributed in the form of Common Shares when the Director leaves the Board.

In the event of a change in control as defined in the Directors Deferred Compensation Plan, all accounts will be distributed in a single lump sum.

BOARD COMMITTEES

The Board appoints Committees to help carry out its duties. Board Committees work on issues in greater detail than would be possible at full Board meetings. Each Committee reports the results of its meetings to the full Board.

Audit Committee

Mr. Odeen (Chair)

Ms. Baird

Mr. Dillon

Mr. Fast

Dr. Ribeau

The Audit Committee met 12 times during 2005. The Audit Committee’s primary purposes are to assist the Board in overseeing and ensuring the integrity of the Company’s financial statements, overseeing the Company’s compliance with legal and regulatory requirements, overseeing the independent accountants’ qualifications and independence, overseeing the performance of the Company’s internal audit function and the independent accountants, and overseeing the Company’s system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established. The Committee is directly responsible for the appointment of the independent accountants. Both the internal auditors and the independent accountants periodically meet alone with the Committee and have unrestricted access to the Committee. The Committee’s report on its activities for the fiscal year 2005 begins on page 25. Fees paid to the independent accountants are provided on page 27. The Committee operates pursuant to a written charter which is attached as Appendix I to this proxy statement and is also available on the Company’s website, www.convergys.com/corporategovernance.html.

Each of the members of the Committee meets the requirements of independence for Directors and for Audit Committee membership as adopted by the NYSE and the Securities and Exchange Commission (“SEC”). Several members of the Committee qualify as an Audit Committee Financial Expert, and the Committee has designated one of them, Mr. Odeen, its Chair, as its Financial Expert. In addition, each member of the Committee is financially literate, as that term is defined by the NYSE.

Compensation and Benefits Committee

Mr. Whitwam (Chair)

Mr. Barrett

Mr. Gibbs

Mr. Mason

The Compensation and Benefits Committee met five times during 2005. The Compensation and Benefits Committee, together with the other independent Directors, determines the compensation and benefits of the CEO and non-employee Directors. The Committee also approves the compensation and benefits of certain senior executive officers of the Company. The Committee’s report on executive compensation starts on page 15. Each of the members of the Committee meets the requirements of independence for Directors as adopted by the NYSE. The Committee operates pursuant to a written charter which is available on the Company’s website, www.convergys.com/corporategovernance.html.

Executive Committee

Mr. Orr (Chair)

Mr. Barrett

Mr. Mason

Mr. Odeen

Mr. Whitwam

The Committee meets on call whenever needed and met one time during 2005. The Executive Committee has authority to act on most matters during the intervals between Board meetings, except for those matters reserved to the full Board of Directors by the Ohio General Corporation Law and the Regulations of the Company.

Finance Committee

Mr. Barrett (Chair)

Ms. Baird

Mr. Dillon

Mr. Fast

Mr. Gibbs

Mr. Howe

Dr. Ribeau

The Finance Committee met six times during 2005. The Finance Committee reviews the capital structure of the Company, short-term borrowing limits, proposed financings, alternatives available for the financing of material acquisitions by the Company, pension plan funding and the performance of the pension plan’s investment portfolio and manager. The Committee operates pursuant to a written charter which is available on the Company’s website, www.convergys.com/corporategovernance.html.

Governance and Nominating Committee

Mr. Mason (Chair)

Mr. Howe

Mr. Odeen

Mr. Whitwam

The Governance and Nominating Committee met seven times during 2005. The Governance and Nominating Committee recommends nominees for Director, monitors the functions of committees, conducts evaluations of the Board and its committees, suggests to the Board shareholder concerns that should be addressed, reviews the Governance Principles of the Company and recommends to the Board changes as appropriate. Each of the members of the Committee meets the requirements of independence for Directors as adopted by the NYSE. The Committee operates pursuant to a written charter which is available on the Company’s website, www.convergys.com/corporategovernance.html.

Suggestions for nominees for Director of the Company can be brought to the attention of the Board by the Governance and Nominating Committee, individual members of the Board or shareholders. From time to time the Board may engage the services of an independent third party search firm to assist it in identifying qualified Director candidates. It is the policy of Convergys to consider suggestions for nomination to its Board of Directors submitted by shareholders. A suggestion for nomination for Director should be submitted by certified mail, return receipt requested, to:

Governance and Nominating Committee

c/o Convergys Corporation Corporate Secretary

201 E. Fourth Street

P. O. Box 1638

Cincinnati, OH 45201-1638

All suggested nominees will be screened by the Governance and Nominating Committee and must at a minimum meet the general criteria set forth in the Governance Principles adopted by the Board, agree to accept a nomination for Board candidacy, meet the standards of independence established by the NYSE and SEC, and meet all other applicable laws, rules and regulations related to service as a Director of the Company. Suggested nominees may be interviewed by the Governance and Nominating Committee and other Board members, as appropriate.

Director Qualifications

Convergys’ Governance Principles contain Board membership criteria that apply to all nominees for a position on its Board. Under these criteria, the skills and characteristics of nominees to be considered include: (i) judgment; (ii) experience; (iii) skills; (iv) accountability and integrity; (v) financial literacy; (vi) leadership abilities; (vii) industry knowledge; (viii) diversity; (ix) other Board appointments; and (x) independence. In addition, in determining whether an incumbent Director should stand for re-election, the Governance and Nominating Committee will consider that Director’s attendance at meetings, achievement of satisfactory performance and other matters determined by the Board.

Identifying and Evaluating Nominees for Directors

The Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for Director. Candidates may come to the attention of the Governance and Nominating Committee through current board members, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Governance and Nominating Committee and may be considered at any point during the year. Prior to the issuance of the proxy statement for the annual meeting of shareholders, the Governance and Nominating Committee considers all recommendations and suggestions for nominees.

Shareholder Communications

Shareholders may communicate with the Board by written correspondence addressed to:

James F. Orr

Chairman of the Board

Convergys Corporation

P. O. Box 1638

201 E. Fourth Street

Cincinnati, OH 45201-1638

or

Shareholders may communicate with Convergys’ non-employee Directors, including our Lead Director, Steven C. Mason, by written correspondence addressed to:

Steven C. Mason

Lead Director

Convergys Corporation

P. O. Box 1895

201 E. Fourth Street

Cincinnati, OH 45201-1895

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

The Company’s Amended Articles of Incorporation require that the Directors be divided into three classes. At each annual meeting of shareholders, Directors constituting a class are elected for a three-year term. The terms of the Class II Directors expire at the annual meeting of shareholders in 2006. The Board has nominated John F. Barrett, Joseph E. Gibbs, Steven C. Mason and James F. Orr, all of whom are incumbent Directors, for election as Directors in Class II to serve until the 2009 annual meeting of shareholders.

It is the policy of the Board of Directors that a Director’s final term shall end at the annual meeting of shareholders following such Director’s seventy-second birthday. Therefore, under some circumstances, a Director may not serve his/her entire term.

Personal information on each Director, including the nominees, is provided below.

If a Director nominee becomes unavailable before the election, your proxy authorizes the individuals designated as proxies to vote for a replacement nominee if the Board names one.

The Board recommends that you vote FOR each of the nominees set forth below for Class II Director:

NOMINEES FOR CLASS II DIRECTORS

(Terms expire in 2009)

John F. Barrett, Chairman of the Board of Western & Southern Financial Group, Inc. and The Western and Southern Life Insurance Company since 2002; President and Chief Executive Officer of Western & Southern Financial Group, Inc. since 2000; President and Chief Executive Officer of The Western and Southern Life Insurance Company since 1994. Director of The Fifth Third Bancorp and its subsidiary, The Fifth Third Bank, and The Andersons, Inc. Director of the Company since May 1998; Chairman of the Finance Committee; member of the Compensation and Benefits Committee and the Executive Committee. Age 56.

Joseph E. Gibbs, Chairman, Gibbs Investments, LLC since 2002. Co-Founder, Vice Chairman, President and Chief Executive Officer of TGC, Inc. (The Golf Channel), 1991-2001. Director of Gibbs Investments, LLC and Digital Media Arts College. Director of the Company since December 2000; member of the Compensation and Benefits Committee and the Finance Committee. Age 56.

Steven C. Mason, Retired Chairman of the Board and Chief Executive Officer of Mead Corporation since 1997; Chairman of the Board and Chief Executive Officer, 1992-1997. Director of Asten Johnson Corp. and JWI Ltd. Director of the Company since May 1998; Lead Director; Chairman of the Governance and Nominating Committee; member of the Compensation and Benefits Committee and the Executive Committee. Age 70.

James F. Orr, Chairman of the Board of the Company since April 2001; Chief Executive Officer since 1998; President 1998-2005; Chief Operating Officer and a Director of Cincinnati Bell Inc., 1996-1998; Chairman of Convergys Information Management Group Inc. since 1996; Chairman of Convergys Customer Management Group Inc. since 1997. Director of Becton Dickinson and Company and Ohio National Life Insurance Company. Director of the Company since May 1998; Chairman of the Executive Committee. Age 60.

CLASS III DIRECTORS

(Terms expire in 2007)

Zoë Baird, President of the Markle Foundation since 1998. Director of the Chubb Corporation and Boston Properties. Director of the Company since August 2003; member of the Audit Committee and Finance Committee. Age 53.

Roger L. Howe, Retired Chairman of the Board of U.S. Precision Lens, Inc. since 1998; Chairman of the Board, 1988-1998; Chairman of the Board and Chief Executive Officer, 1970-1988. Director of Cintas Corporation. Director of the Company since May 1998; member of the Finance Committee and the Governance and Nominating Committee. Age 71.

Philip A. Odeen, non-executive Chairman of The Reynolds and Reynolds Company since January 2005; Chief Executive Officer of QinetiQ NA Ops. since September 2005. Chief Executive Officer of The Reynolds and Reynolds Company, July-December 2004. Retired Chairman and Interim Chief Executive Officer of TRW Inc., December 2002-July 2004; Chairman and Interim Chief Executive Officer of TRW Inc., February – December 2002; Executive Consultant to TRW Inc., 2001 – February 2002; Executive Vice President of TRW Inc., 1997-2001; President and Chief Executive Officer of BDM International, Inc., 1992-1997. Director of The Reynolds and Reynolds Company, Northrop Grumman Corporation, Avaya Inc. and AES Corporation. Director of the Company since March 2000; Chairman of the Audit Committee; member of the Executive Committee and the Governance and Nominating Committee. Age 70.

CLASS I DIRECTORS

(Terms expire in 2008)

David B. Dillon, Chairman and Chief Executive Officer of The Kroger Co. since 2004; Chief Executive Officer since 2003; President, 1995-2003; Chief Operating Officer, 1995-1999 and 2000-2003. Director of The Kroger Co. Director of the Company since March 2000; member of the Audit Committee and the Finance Committee. Age 54.

Eric C. Fast, President and Chief Executive Officer of Crane Co. since 2001; President and Chief Operating Officer, 1999-2001. Co-Head of Global Investment Banking, Salomon Smith Barney, 1997-1998; Co-Head of Global Investment Banking, Salomon Brothers, Inc., 1995-1997; and a Managing Director of that firm since 1988. Director of Crane Co. Director of the Company since August 2000; member of the Audit Committee and the Finance Committee. Age 56.

Sidney A. Ribeau, President of Bowling Green State University since 1995. Director of The Andersons, Inc. and Worthington Industries, Inc. Director of the Company since August 2001; member of the Audit Committee and the Finance Committee. Age 58.

David R. Whitwam, Retired Chairman and Chief Executive Officer of Whirlpool Corporation since July 2004; Chairman and Chief Executive Officer, 1987-2004. Director of PPG Industries, Inc. Director of the Company since August 2003; Chairman of the Compensation and Benefits Committee; member of the Executive Committee and the Governance and Nominating Committee. Age 64.

SHARE OWNERSHIP

General

On the record date, February 28, 2006, outstanding securities of the Company consisted of 177,016,281 common shares, without par value (“Common Shares”), of which 37,143,457 were held in Treasury, and all of which are one class. The 37,143,457 shares held in Treasury are not considered outstanding for quorum, voting or certain other purposes. Each Common Share has one vote on each matter presented for action at the annual meeting of shareholders. The following table sets forth information, as of the record date, with respect to those persons that the Company believes to be beneficial owners of more than 5% of the Company’s voting securities based on filings such persons have made with the SEC. The SEC has defined “beneficial owner” of a security to include any person who has or shares voting power or investment power with respect to any such security or has the right to acquire beneficial ownership of any such security within 60 days.

Title of Class	Beneficial Owner	Number of Common Shares	Percent of Class*
Common Shares	Barclays Global Investors, NA and certain of its affiliates 45 Fremont Street San Francisco, CA 94105	14,346,398	10.25%

Common Shares	Merrill Lynch & Co., Inc.** (on behalf of Merrill Lynch Investment Managers) World Financial Center, North Tower 250 Vesey Street New York, NY 10381	9,781,117	6.99%

Common Shares	Franklin Resources, Inc.*** (on behalf of certain of its affiliates) One Franklin Parkway San Mateo, CA 94403	8,041,480	5.75%

Common Shares	Western and Southern Financial Group 400 Broadway Cincinnati, OH 45202	7,418,542	5.30%

Common Shares	LSV Asset Management 1 N. Wacker Drive, Suite 4000 Chicago, IL 60606	7,306,160	5.22%

*	This percentage is based on 139,872,824 Common Shares outstanding. As noted above, the Company holds shares in Treasury, which are not considered outstanding for quorum, voting or certain other purposes.
**	Merrill Lynch & Co., Inc. (“ML&Co.”) is a parent holding company. Merrill Lynch Investment Managers is an operating division of ML&Co. consisting of ML&Co.’s indirectly-owned asset management subsidiaries.
***	Franklin Resources, Inc. (“FRI”) is a parent holding company. The securities are owned by one or more open or closed-end investment companies or other managed accounts that are investment advisory clients of investment advisers that are direct and indirect subsidiaries of FRI.

Section 16(a) Beneficial Ownership Reporting Compliance

Ownership of and transactions in Company securities by certain executive officers and Directors of the Company are required to be reported to the SEC pursuant to Section 16 of the Securities Exchange Act of 1934. To the knowledge of the Company, all executive officers and Directors complied with these requirements on a timely basis during 2005, with the exception of David F. Dougherty and Thomas A. Cruz, Jr. Mr. Dougherty failed to timely file a Form 4 for 1,095 Common Shares sold on July 27, 2005. Upon discovery of this omission, Mr. Dougherty promptly filed the required Form 4 on August 5, 2005. Mr. Cruz failed to timely file a Form 4 for 4,109 Common Shares sold on August 4, 2005. Upon discovery of this omission, Mr. Cruz promptly filed the required Form 4 on September 15, 2005.

Director and Executive Officer Ownership

These tables show the Common Shares that each executive named in the Summary Compensation Table on page 18 and each non-employee Director and nominee beneficially owned on February 28, 2006. None of these individuals owns beneficially more than 1.0% of the outstanding Common Shares (based on 139,872,824 Common Shares outstanding), except for Mr. Orr, who beneficially owns 1.8% of the outstanding Common Shares.

Named Executive Officer	Shares Owned(1)
James F. Orr	2,502,295
David F. Dougherty	765,983
Steven G. Rolls	469,293
Earl C. Shanks	94,327	(2)
William H. Hawkins II	192,520

(1)	Includes Common Shares subject to outstanding options which are exercisable by such individuals within 60 days. The following options are included in the totals: 2,339,686 Common Shares for Mr. Orr; 673,936 Common Shares for Mr. Dougherty; 455,230 Common Shares for Mr. Rolls; 80,000 Common Shares for Mr. Shanks; and 172,344 Common Shares for Mr. Hawkins. Does not include the number of Common Share equivalents credited to such individuals’ accounts under the Convergys Corporation Executive Deferred Compensation Plan described on page 22 nor Common Shares issuable under the time-based restricted stock units and performance-based restricted stock units granted in 2004 and 2005 and described on page 19: 624,821 Common Shares for Mr. Orr; 204,690 Common Shares for Mr. Dougherty; 234,139 Common Shares for Mr. Rolls; 146,912 Common Shares for Mr. Shanks; and 83,682 Common Shares for Mr. Hawkins.
(2)	Includes 10,000 Common Shares with respect to which Mr. Shanks shares voting and investment power.

Non-Employee Directors/Nominees	Shares Owned(1)
Zoë Baird	17,000
John F. Barrett	91,068	(2)
David B. Dillon	58,000
Eric C. Fast	47,500
Joseph E. Gibbs	52,500
Roger L. Howe	146,300
Steven C. Mason	78,300
Philip A. Odeen	60,000
Sidney A. Ribeau	34,000
David R. Whitwam	17,000

(1)	Includes Common Shares subject to outstanding options which are exercisable by such individuals within 60 days. The following options are included in the totals: 17,000 Common Shares for Ms. Baird and Mr. Whitwam; 51,000 Common Shares for Messrs. Dillon and Odeen; 42,500 Common Shares for Messrs. Fast and Gibbs; 45,500 Common Shares for Mr. Howe; 77,300 Common Shares for Mr. Mason; 73,300 for Mr. Barrett and 34,000 Common Shares for Dr. Ribeau. Does not include Common Share equivalents credited to such individual’s accounts under the Directors Deferred Compensation Plan described on page 5 nor Common Shares issuable under the time-based restricted stock units described on page 5 granted in 2004 and 2005 to each non-employee Director: 15,550 Common Shares for Ms. Baird; 11,216 Common Shares for Mr. Barrett; 8,400 Common Shares for Mr. Dillon; 20,221 Common Shares for Mr. Fast; 8,400 Common Shares for Mr. Gibbs; 9,424 Common Shares for Mr. Howe; 24,823 Common Shares for Mr. Mason; 9,175 Common Shares for Mr. Odeen; 19,529 Common Shares for Dr. Ribeau; and 11,077 Common Shares for Mr. Whitwam.
(2)	Includes Common Shares held directly by members of the Director’s family who have the same home address as the Director but as to which the Director disclaims beneficial ownership: 1,568 for Mr. Barrett. Does not include Common Shares held by The Western and Southern Life Insurance Company and its affiliates of which Mr. Barrett is Chairman of the Board, President and Chief Executive Officer. Mr. Barrett disclaims beneficial ownership of those shares.

On February 28, 2006, Convergys Directors and executive officers (a total of 18 people) owned 5,197,651 Common Shares, of which 4,279,785 shares were subject to outstanding options, representing approximately 3.7% of the outstanding Common Shares.

COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Company’s Compensation and Benefits Committee has the responsibility to review annually and recommend to the independent Directors for approval the compensation and benefits for the Chief Executive Officer (“CEO”). The Compensation and Benefits Committee also reviews and approves the compensation and benefits for the executive officers listed on the Summary Compensation Table appearing on page 18 (the “named executives”), as well as other members of senior management who are determined to be Section 16(b) officers (“certain other executives”). The Compensation and Benefits Committee has retained and uses an outside compensation consultant to assist the Committee with compensation philosophy, analysis, and specific compensation and benefits designs and structures. In addition, the Committee continually monitors and evaluates rules, regulations, studies and recommendations related to executive compensation published by various governing bodies and leading organizations, including the New York Stock Exchange, the Securities and Exchange Commission, the National Association of Corporate Directors and The Business Roundtable.

Executive Compensation Principles

The executive compensation program established by the Compensation and Benefits Committee is based on the following principles: (a) compensation should be related to performance and align the interests of executive officers to the long-term interests of shareholders; (b) individual compensation targets should take into consideration competitive market conditions and provide incentives for superior Company performance; (c) actual pay amounts should take into consideration the Company’s and the individual’s performance over both the prior year and over the long-term; (d) compensation should be based on both qualitative and quantitative factors; and (e) compensation should enable the Company to attract and retain the management necessary to lead and manage the Company.

The base salary and annual and long-term incentive targets for the CEO and other named executives are benchmarked to the median of the compensation peer group adjusted to account for differences in company revenues. The compensation peer group is principally made up of industry-related, publicly-held companies. It also includes companies with whom the Company competes for executive talent.

In addition to reviewing base salary and annual and long-term incentive targets for the named executives, the Compensation and Benefits Committee also considers recommendations of the CEO regarding the base salary and annual and long-term incentive targets of certain other executives.

The Compensation and Benefits Committee has reviewed for the CEO and each of the named executives a summary report reflecting the total dollar values of their annual compensation, including salary, annual incentive award, long-term incentive compensation, perquisites and other compensation. It has also reviewed the compensation and benefits each such individual would receive in the event of a change in control or termination of employment due to death, disability, retirement or termination without cause. The Compensation and Benefits Committee has determined such compensation and benefits to be reasonable.

Components of Executive Compensation

The three components of the total compensation program are:

•	Base Salary

•	Annual Incentive Bonus

•	Long-Term Incentives

Base Salaries. Base salary ranges for the CEO and other named executives are set at median levels that are comparable to similar positions of the compensation peer group described above. Individual salaries are adjusted as needed based on individual performance and on the results of market surveys.

Annual Incentives. Reflective of our pay for performance philosophy, annual incentives are intended to incent performance against specific short-term goals. For 2005 and prior years, the annual bonuses for the CEO, named executives and certain other executives were based on three factors with each factor being weighted equally: Company Earnings Per Share (“EPS”), operating income and revenue of the executive’s respective business unit, and personal performance against pre-established goals for the year. For 2006, annual bonuses for the CEO, named executives and certain other executives are based on two factors weighted equally: EPS and personal performance against pre-established goals. Incentive targets are based on ranges set at the median of the compensation peer group.

Long-Term Incentives. The CEO’s and named executives’ long-term incentive ranges, which are set annually, are set at the median of the compensation peer group. The actual grants for each executive are within those ranges and are based on individual performance. Fifty percent of the long-term incentive value is awarded in the form of time-vested restricted stock units and fifty percent in performance-based restricted stock units. The performance measure for the performance units is relative Total Shareholder Return (TSR) over a period of not less than three consecutive years, with a minimum threshold required before any portion of the performance units vests and full vesting occurring only if performance is at or above the median performance for a peer group of companies selected by the Compensation and Benefits Committee annually. Additionally, performance cash payments will be made to the extent that the Company’s performance on TSR over a three consecutive year period is above the median of the applicable proxy peer group.

The relative weight given to each element of total direct compensation (base salary, annual bonus and long-term incentives) is intended to favor long-term incentives.

Compensation of the Chief Executive Officer

The compensation of Mr. Orr, the Chairman and Chief Executive Officer of the Company, is determined by benchmarking the compensation of the chief executive officers of the companies in the compensation peer group. Mr. Orr’s performance is evaluated on an annual basis and, based on this evaluation, a determination is made regarding the level within the competitive compensation range that his compensation should be set for the upcoming year. The evaluation of Mr. Orr includes consideration of the Company’s performance compared to a pre-determined set of financial goals, including annual earnings per share, as well as other specific personal, strategic, organizational and operational goals.

Mr. Orr’s base salary for 2005 was $927,000, representing a 3% increase over 2004. Mr. Orr’s annual bonus for 2005 was based on pre-established goals relating to his personal performance, revenue and operating income, and earnings per share (EPS) results. Although he largely achieved his personal performance goals, in light of a challenging business environment during 2005, the Company did not achieve all of its financial goals, resulting in an annual bonus for 2005 of $604,394, which is less than his target amount.

In March, 2005, Mr. Orr received an award of 82,700 time-vested restricted stock units with a scheduled vest date of February 1, 2008. Mr. Orr also received an award of 82,700 performance-based restricted stock units providing for a payout based on TSR over the applicable three-year performance period. In addition, Mr. Orr received a target cash award which provides for a payout ranging from a minimum of $0 to a maximum of $2,515,000. The actual payout will be based on TSR over the three-year period ending December 31, 2007. The award will not payout unless performance is above the 50th percentile and performance must be at least at the 90th percentile before the maximum payout will be made. The size of these long-term incentive awards was determined based on the value of long-term incentives provided to the chief executive officers of the companies in the compensation peer group and on Mr. Orr’s performance during 2004.

Stock Ownership Guidelines

To further align the interests of the Company’s executive officers with those of the Company’s shareholders, the Compensation and Benefits Committee has established the following Common Share ownership guidelines for the Company’s executive officers:

CEO	5 times base salary
Other executive officers	3 times base salary

Stock options, including vested stock options, and unvested performance-based restricted stock units are not included in determining whether an executive has achieved these ownership levels. Executives have four years from their employment date to achieve the required stock ownership. At this time, all of the Company’s executive officers are in compliance with these guidelines.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the federal income tax deduction for compensation paid to the Company’s named executives. The Compensation and Benefits Committee intends to maximize the amount of compensation expense that is deductible by the Company when, in its judgment, it is appropriate and in the best interests of the Company and its shareholders.

Compensation and Benefits Committee

David R. Whitwam, Chair John F. Barrett Joseph E. Gibbs Steven C. Mason

EXECUTIVE COMPENSATION

I. Summary Compensation Table

The following table shows the compensation of the CEO and the other four most highly compensated executive officers of the Company. The Company sometimes refers to these individuals as the “named executive officers.”

		Annual Compensation			Long-Term Compensation
					Awards				Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)(d)		Securities Underlying Options (#)		Long-Term Incentive Payouts ($)	All Other Compensation ($)(a)
James F. Orr(b) Chairman and Chief Executive Officer	2005 2004 2003	$927,000 900,000 880,000	$604,394 616,400 859,200	$197,678(c) (c) (c)	$1,217,758 1,254,973 228,600	(g) (f)	0 0 245,108	(e)	$0 0 0	$75,255 82,507 19,268

David F. Dougherty(b) President and Chief Operating Officer	2005 2004 2003	$509,585 475,000 460,000	$514,493 329,703 340,500	(c) (c) (c)	$1,526,725 470,425 182,880	(g) (f)	0 0 78,712	(e)	$0 0 0	$11,427 11,219 10,360

Steven G. Rolls(b) Executive Vice President, Employee Care	2005 2004 2003	$450,000 425,000 400,000	$197,841 220,375 354,900	(c) (c) (c)	$456,475 470,425 129,540	(g) (f)	0 0 78,099	(e)	$0 0 0	$29,181 33,267 19,816

Earl C. Shanks Chief Financial Officer	2005 2004 2003	$420,000 400,000 53,333	$254,293 235,600 0	(c) (c) (c)	$419,663 432,488 481,200	(g) (f)	0 0 80,000		$0 0 0	$28,716 3,307 150,000

William H. Hawkins II Senior Vice President, General Counsel and Secretary	2005 2004 2003	$360,000 340,000 315,000	$194,140 200,260 239,190	(c) (c) (c)	$294,500 303,500 121, 920	(g) (f)	0 0 57,344	(e)	$0 0 0	$17,080 16,018 14,550

(a)	Represents Company contributions to the 401(k) plan, Company contributions credited to the Executive Deferred Compensation Plan (“EDCP”) described on page 22, and the life insurance benefit described on page 22. In the case of Mr. Shanks for 2003, this represents a hiring bonus. Amounts for 2005 are: $8,400 (401(k) Plan), $52,646 (EDCP) and $14,209 (life insurance benefit) for Mr. Orr; $8,400 (401(k) Plan), $0 (EDCP) and $3,027 (life insurance benefit) for Mr. Dougherty; $8,400 (401(k) Plan), $18,331 (EDCP) and $2,450 (life insurance benefit) for Mr. Rolls; $8,400 (401(k) Plan), $17,757 (EDCP) and $2,559 (life insurance benefit) for Mr. Shanks; and $8,400 (401(k) Plan), $5,400 (EDCP) and $3,280 (life insurance benefit) for Mr. Hawkins.

(b)	On September 6, 2005, the Company announced certain management changes. Mr. Orr became Chairman and Chief Executive Officer of the Company; Mr. Dougherty became President and Chief Operating Officer of the Company and Mr. Rolls became Executive Vice President, Employee Care. As announced by the Company on December 27, 2005, Mr. Rolls left the Company effective January 31, 2006.

(c)	Does not include the value of perquisites and other personal benefits because the total amount of such compensation, if any, does not exceed the lesser of $50,000 or 10% of the total amount of the annual salary and bonus for the individual for that year, except for Mr. Orr. For Mr. Orr, this amount includes personal use of the corporate aircraft ($170,876) in 2005, consisting of $113,709 of variable cost associated with such flights (net of federal and state tax benefits to Convergys) and lost tax benefits to Convergys of $57,167 attributable to such flights. Pursuant to a policy adopted by the Compensation and Benefits Committee, Mr. Orr was required to use Company provided aircraft for all of his air travel. In addition, prior to 2005, the costs of all flights were fully deductible by Convergys for federal income tax purposes. With the enactment of the American Jobs Creation Act, the deduction for certain flights is now limited to the amount of income imputed to Mr. Orr for income tax purposes.

In 2006, Convergys and Mr. Orr entered into an agreement under which Mr. Orr will reimburse Convergys for the variable costs of perquisite flights to the extent that the pretax cost of such flights exceeds $75,000.

These payments are expected to reduce Convergys’ lost tax benefits associated with such flights and cover a portion of the variable costs of the flights.

(d)	Restricted stock holdings including time-based restricted stock units as of December 31, 2005: Mr. Orr, 425,400 Common Shares with a value of $6,785,130; Mr. Dougherty, 214,000 Common Shares with a value of $3,413,300; Mr. Rolls, 115,500 Common Shares with a value of $1,842,225; Mr. Shanks, 77,650 Common Shares with a value of $1,238,518; and Mr. Hawkins, 90,500 Common Shares with a value of $1,443,475.

(e)	Includes the vested non-statutory stock options issued in 2003 for a portion of the bonuses earned in 2002. The exercise price for such options was equal to the fair market value of the underlying Common Shares on the grant date (15,108 stock options for Mr. Orr; 3,712 stock options for Mr. Dougherty; 5,099 stock options for Mr. Rolls; and 4,344 stock options for Mr. Hawkins).

(f)	Represents the value of time-based restricted stock units (TRSUs) that provide for the issuance of the following number of Common Shares upon vesting: 82,700 Common Shares for Mr. Orr; 31,000 Common Shares for Mr. Dougherty; 31,000 Common Shares for Mr. Rolls; 28,500 Common Shares for Mr. Shanks; and 20,000 Common Shares for Mr. Hawkins. Generally, the vest date for TRSUs issued in 2004 is February 1, 2007.

(g)	Represents the value of time-based restricted stock units (TRSUs) that provide for the issuance of the following number of Common Shares upon vesting: 82,700 Common Shares for Mr. Orr; 31,000 Common Shares for Mr. Dougherty; 31,000 Common Shares for Mr. Rolls; 28,500 Common Shares for Mr. Shanks; and 20,000 Common Shares for Mr. Hawkins. Generally, the vest date for TRSUs issued in 2005 is February 1, 2008. In the case of Mr. Dougherty, this also includes the value of 75,000 restricted shares granted to him on September 7, 2005 as a result of his promotion. These restricted shares will vest on September 6, 2008.

II. Long Term Incentive Awards

Performance-Based Restricted Stock Unit Awards

The following table contains information relating to performance-based restricted stock units granted to the named executive officers during the fiscal year ended December 31, 2005.

Name	Number Of Units (#)	Performance Period	Estimated Future Payouts Under Non-Stock Price-Based Plans(1)
			Threshold ($)	Target ($)	Maximum ($)
James F. Orr	82,700	(2)	$0	$1,218,171	$1,218,171
David F. Dougherty	31,000	(2)	0	456,630	456,630
Steven G. Rolls	31,000	(2)	0	456,630	456,630
Earl C. Shanks	28,500	(2)	0	419,805	419,805
William H. Hawkins II	20,000	(2)	0	294,600	294,600

(1)	Actual payout is based on the Company’s Total Shareholder Return (TSR) over any performance period relative to the TSR of the peer group companies specified in the award agreement (“TSR peer group”). Performance must be above the 33rd percentile before any shares are issuable under the award. A pre-established payout schedule determines the number of shares issuable at levels of achievement above the minimum level. The target and maximum amounts have been calculated by multiplying the maximum number of shares issuable by $14.73, the fair market value of a Common Share on the grant date.

(2)	The performance periods for this award include each three consecutive calendar year period occurring during the six year period commencing January 1, 2005. The initial performance period is the three-year period beginning January 1, 2005 and ending December 31, 2007. The number of shares issuable under the terms of the award are based on the performance achieved for this initial performance period, if any, and will be issued at the end of this performance period. If less than the target performance is achieved for the initial performance period, shares may become issuable at the end of any subsequent performance period based on performance for such performance period.

Performance Cash Awards

The following table contains information relating to the long-term incentive performance cash awards granted to the named executive officers during the fiscal year ended December 31, 2005.

			Estimated Future Payouts Under Non-Stock Price-Based Plans(1)
Name	Right Awarded	Performance Period	Threshold ($)	Target ($)	Maximum ($)
James F. Orr	(2)	1/1/05 – 12/31/07	$0	$0	$2,515,000
David F. Dougherty	(2)	1/1/05 – 12/31/07	0	0	$615,000
Steven G. Rolls	(2)	1/1/05 – 12/31/07	0	0	$615,000
Earl C. Shanks	(2)	1/1/05 – 12/31/07	0	0	$470,000
William H. Hawkins II	(2)	1/1/05 – 12/31/07	0	0	$340,000

(1)	Actual payout is based on the Company’s Total Shareholder Return (TSR) over the three-year performance period relative to the TSR of the companies in the TSR peer group. Performance must be above the 50th percentile in order for any cash payout to be made. Performance must be at least at the 90th percentile before the maximum cash payout will be made. A pre-established payout schedule governs the amount of payout when the level of achievement is between the minimum and maximum levels of achievement.

(2)	The right awarded is a right to receive a cash payment at the end of the three-year performance period, the amount of which depends on (1) the Company’s TSR over the performance period relative to the TSR of the companies in the TSR peer group and (2) a pre-established payout schedule.

III. Aggregate Option Exercises

The following table shows aggregate option exercises by the named executive officers in the last fiscal year and fiscal year-end values:

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable (E)/ Unexercisable (U)		Value of Unexercised In-the-Money Options at FY-End ($)(a) Exercisable (E)/ Unexercisable (U)
James F. Orr	0	$0	(E)	2,224,686	(E)$	1,095,857
			(U)	115,000	(U)$	506,000
David F. Dougherty	0	$0	(E)	636,436	(E)$	331,045
			(U)	37,500	(U)$	165,000
Steven G. Rolls	0	$0	(E)	418,730	(E)$	880,937
			(U)	36,500	(U)$	160,600
Earl C. Shanks	0	$0	(E)	40,000	(E)$	0
			(U)	40,000	(U)$	0
William H. Hawkins II	0	$0	(E)	145,844	(E)$	131,370
			(U)	26,500	(U)$	116,600

(a)	Values stated for the options are based on the fair market value (average of the high and low trading prices on the NYSE) of $15.95 per Common Share on December 30, 2005.

IV. Defined Benefit or Actuarial Plan Disclosure

All of the named executive officers of the Company participate in both the Company’s Pension Plan and a non-qualified pension plan known as the Supplemental Executive Retirement Plan (the “SERP”).

Under the SERP, a participant’s annual pension at retirement is 55% of the participant’s average monthly compensation reduced by benefits payable under the Pension Plan, including amounts which are intended to supplement or be in lieu of benefits under the Pension Plan. There is a reduction of 2.5% of the amount determined under the preceding sentence for each year by which the sum of the participant’s years of age and years of service at retirement total less than 75; and no benefits are payable if the participant leaves prior to attaining age 55 and completing at least 10 years of service except in the case of death or change in control. The compensation averaging period is the high 12 month period during the 60 month period preceding retirement; compensation is defined as base salary and annual bonus target. In the discretion of the Compensation and Benefits Committee, the age and service requirements of the SERP may be waived and any participant who retires prior to attaining age 62 may be provided a supplemental Social Security benefit. In lieu of a life annuity, a participant can elect to receive the actuarial equivalent of his or her benefit in the form of a lump sum, 15 annual installments or a joint and survivor annuity.

The benefit formula under the Pension Plan is a cash balance formula. Under this formula, each participant has an account to which pension credits are allocated at the end of each year based upon the participant’s attained age and covered compensation for the year. To the extent that a participant’s covered compensation exceeds the Social Security wage base, additional pension credits are given for such excess compensation. The following chart shows the pension credits which will be given at the ages indicated:

Attained Age	Pension Credits
Less than 30 years	2.50% of total covered compensation plus 2.50% of excess compensation
30 but less than 35 years	2.75% of total covered compensation plus 2.75% of excess compensation
35 but less than 40 years	3.25% of total covered compensation plus 3.25% of excess compensation
40 but less than 45 years	4.00% of total covered compensation plus 4.00% of excess compensation
45 but less than 50 years	5.25% of total covered compensation plus 5.25% of excess compensation
50 but less than 55 years	6.50% of total covered compensation plus 6.50% of excess compensation
55 or more years	8.00% of total covered compensation plus 8.00% of excess compensation

At the end of each year, a participant’s account is also credited with assumed interest at the rate of 4.0% per annum. At retirement or other termination of employment, an amount equivalent to the balance then credited to the account is payable to the participant in the form of an immediate or deferred lump sum or annuity.

The Internal Revenue Code imposes limitations on the maximum annual benefit that may be paid under the Pension Plan from the tax-qualified trust and the amount of compensation that may be taken into account in calculating such benefit. To the extent this limitation reduces the amount that may be paid to a participant from the tax-qualified trust, the Company makes benefit payments to make up for such reductions. These additional benefit payments are not made to any participant who becomes eligible to receive a benefit under the SERP.

If Messrs. Orr, Dougherty, Shanks and Hawkins were to continue in employment and retire at the normal retirement age of 65, their estimated annual straight life annuity benefits under both the Pension Plan and the SERP combined would be: $1,019,700 for Mr. Orr, $574,750 for Mr. Dougherty, $407,000 for

Mr. Shanks and $338,250 for Mr. Hawkins. These annual pension amounts would be reduced: in the case of Mr. Dougherty (age 49 and fifteen years of service), if he retires prior to age 55; in the case of Mr. Shanks (age 49 and two years of service), if he retires prior to age 61; and in the case of Mr. Hawkins (age 57 and five years of service), if he retires prior to age 64. Mr. Rolls was not vested in the SERP at the time that he left the Company and, therefore, he is not entitled to receive a benefit under the SERP.

V. Employment Contracts and Termination of Employment and Change-In-Control Arrangements

The Company has Employment Agreements with Messrs. Orr, Dougherty, Shanks and Hawkins which provide for their employment and retention for four years commencing on August 13, 1998 in the case of Messrs. Orr and Dougherty, November 13, 2003 in the case of Mr. Shanks and September 11, 2000 in the case of Mr. Hawkins, subject to automatic one year extensions on the third anniversary of the Employment Agreement effective date and each subsequent anniversary. The Employment Agreements provide a minimum annual base salary, a minimum annual bonus target, and annual grants of long-term incentives with a minimum present value. If their employment is terminated within two years after a change in control other than for death, disability or cause, or if they elect to leave within 90 days after a change in control, they will receive lump sum payments equal to three times the sum of their base salary and bonus targets, and benefits will continue to be provided for three years. If their employment is terminated by the Company without cause prior to a change in control, they will receive lump sum severance payments equal to their base salary and bonus targets for the remainder of the Employment Agreement term (but not less than two times the sum of their base salary and bonus targets), and benefits will continue to be provided for the remainder of the Employment Agreement term (or, if longer, for two years). Mr. Rolls’ Employment Agreement terminated on January 31, 2006. He received payments and benefits in accordance with his contract.

The Executive Deferred Compensation Plan (“EDCP”) permits executives to defer receipt of up to 75% of their base salary and up to 100% of their cash bonuses. There is a Company match of 100% of the first 3% of amounts deferred and 50% of the next 2% of amounts deferred (reduced by the Company match under the Company’s Retirement and Savings Plan). Amounts deferred by participants (and the related Company match) are assumed to have been invested as directed by the executive in various mutual funds and other investments (including Common Shares). Executives may also elect to surrender restricted stock to the Company or, in the case of restricted stock units, their right to receive Common Shares in the future, in exchange for a credit to the participant’s account in an amount equal to the value of the shares surrendered. There is a Company match of 4% of the value of shares surrendered on or after October 29, 2001. Amounts credited to the participant’s restricted stock account on or after October 29, 2001 are assumed to have been invested in Common Shares. Amounts credited to a restricted stock account and the related matching contributions are subject to forfeiture at the same time and to the same extent as would have applied to the restricted shares had they not been surrendered. Upon termination of employment, the vested amounts then credited to the participant’s account are distributed in a single lump sum payment or in monthly or annual installments for a term not to exceed 10 years.

The Company has established a life insurance arrangement to provide certain senior executives a death benefit in lieu of full participation in the group term life insurance program. The death benefit payable to the beneficiary of an insured named executive is three times the executive’s base salary. The Company is entitled to receive all other proceeds under the policy, if any, in the event of death of the executive. Under the terms of the arrangement, title and ownership of the life insurance policy resides with the Company. The value of this benefit for Messrs. Orr, Dougherty, Rolls, Shanks and Hawkins is reflected in the Summary Compensation Table under the “All Other Compensation” column.

In the event of a change in control, all outstanding stock options will become immediately exercisable, all restrictions applicable to restricted stock awards will lapse, all Common Shares subject to restricted stock units will be issued, and the performance criteria relating to outstanding performance shares and performance cash awards will be deemed to have been satisfied in full and such awards will be paid in full. The present values of all accrued benefits under the Executive Deferred Compensation Plan and the SERP will be funded to a trust within five days after a change in control of the Company.

On October 22, 2004, the American Jobs Creation Act (“AJCA”) was enacted. The AJCA requires certain changes to the administration, design and taxation of deferred compensation plans. Pursuant to guidance issued by the IRS under the AJCA, the Company has until the end of 2006 to amend its deferred compensation plans to comply. In the interim, the Company is required to administer, and currently is administering, the plans subject to AJCA on good faith compliance with that Act and available IRS guidance.

PERFORMANCE GRAPH

The following Performance Graph compares, for the period from December 31, 2000 through December 31, 2005, the percentage change of the cumulative total shareholder return on the Company’s Common Shares with the cumulative total return of the S&P 500 Stock Index and the Custom Composite Index.

	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04	Dec-05
Convergys Corp.	$100	$83	$33	$39	$33	$33
S&P 500®	$100	$88	$69	$88	$98	$103
Custom Composite Index	$100	$49	$19	$32	$35	$41

The Custom Composite Index consists of ADC Telecommunications Inc., Amdocs LTD, APAC Customer Services Inc., CSG Systems Int’l Inc., Exult Inc. (through 3Q04), Portal Software Inc., Sitel Corp., Sykes Enterprises, Inc., Teletech Holdings Inc. and West Corp.

Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2005, the Committee met twelve times.

In discharging its oversight responsibility related to the audit process, the Committee obtained from Ernst & Young LLP, its independent registered public accounting firm (“independent accountants”) a formal written statement describing all relationships between the accountants and the Company that might affect the accountants’ independence consistent with Independence Standards Board Standard No. 1 entitled, “Independence Discussions with Audit Committees.” In accordance with the foregoing standard, the Committee discussed with the accountants any relationships that may impact their objectivity and independence and satisfied itself as to the accountants’ independence. The Committee also considered the compatibility of non-audit services with the accountants’ independence. The Audit Committee has determined that the provision of certain non-audit services is compatible with maintaining the independence of Ernst & Young LLP as the Company’s independent accountants subject to review and approval by the Committee.

The Committee discussed with management, the internal auditors and the independent accountants the quality and adequacy of the Company’s internal controls, disclosure controls and procedures, and the organization of the internal audit department’s responsibilities, budget and staffing. In 2005, the Committee regularly reviewed the status of the Company’s efforts to ensure compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requirements relating to effective internal control over financial reporting. The Committee reviewed with both the independent accountants and the internal auditors their audit plans, audit scope and identification of audit risks. The Committee received updates on legal issues from the Company’s General Counsel and any reports of accounting or auditing complaints received on the Company’s Ethics Hotline. The Committee also reviewed and approved the Company’s Financial Code of Ethics for the CEO and senior financial officers.

The Committee discussed and reviewed with the independent accountants all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent accountants’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

In 2005, the Committee discussed the interim financial information contained in each of the three quarterly Forms 10-Q with management and the independent accountants. The Committee also reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2005 with management and the independent accountants. Additionally, the Committee reviewed each of the Company’s draft quarterly earnings releases. Management has the responsibility for the preparation of the Company’s financial statements and the independent accountants have the responsibility for the examination of those statements. Based on the above-mentioned reviews and discussions with management and the independent accountants, the Committee recommended to the Board that the Company’s interim financial statements be included in its three quarterly Forms 10-Q and that its audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Board approved these recommendations. The Committee also reappointed Ernst & Young LLP as the Company’s independent accountants, subject to ratification by the shareholders.

The Committee acts pursuant to the revised Audit Committee Charter approved by the Board in February 2006, a copy of which is attached as Appendix I to this Proxy Statement. Each of the members of the Committee met the requirements of independence for Board directors and for Audit Committee membership as adopted by the New York Stock Exchange (“NYSE”). Several members of the Committee qualify as an Audit Committee Financial Expert, and the Committee has designated Mr. Odeen, its chairperson, as its Financial Expert. In addition, each member of the Committee is financially literate, as that term is defined by the NYSE.

Audit Committee

Philip A. Odeen, Chair

Zoë Baird

David B. Dillon

Eric C. Fast

Sidney A. Ribeau

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

(Item 2 on the Proxy Card)

The Audit Committee of the Board of Directors reappointed the firm of Ernst & Young LLP as independent accountants to audit the financial statements of the Company for the year 2006 subject to ratification by the shareholders. We are asking you to ratify that appointment.

One or more members of the firm of Ernst & Young LLP will attend the annual meeting, will be permitted to make a statement if they desire to do so, and will be available to answer questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS.

A majority of the Common Shares represented at the annual meeting, in person or by proxy, and entitled to vote on this proposal is necessary for the ratification. Abstentions will count as votes against the proposal. Broker non-votes do not count for voting purposes.

AUDIT FEES

Fees paid to Ernst & Young LLP in 2004 and 2005 were as follows:

	2004	2005
Audit Fees	$1,884,610	$1,768,800
Audit-Related Fees	$1,123,141	$1,136,400
Tax Fees	$407,002	$168,700
All Other Fees	$0	$0

Total	$3,414,753	$3,073,900

Audit Fees are the fees billed for professional services rendered for the audit of the Company’s annual financial statements, the review of quarterly financial statements, statutory audits of the Company’s foreign subsidiaries, review of the Company’s efforts to comply with the Sarbanes-Oxley Act Section 404 requirements regarding internal control over financial reporting, accounting consultations and other attest services. The decrease in 2005 versus 2004 results from a reduction in core audit services partially offset by an increase in statutory audit services and 404 attestation services.

Audit-Related Fees are the fees billed for assurance and related services that are reasonably related to the performance of the audit of the Company’s financial statements and assurance and related services that traditionally are performed by the independent accountant. This includes employee benefit plan audits, due diligence related to mergers and acquisitions, audits of acquired businesses and internal control reviews.

Tax Fees incurred during 2005 resulted from the preparation of tax returns at foreign locations, assistance with various audits and assistance with government incentive documentation.

All Other Fees are the fees for products and services other than those described in the three categories above. There were no such fees in 2005.

The Audit Committee pre-approves all audit and non-audit services performed by the independent accountants. The term of any pre-approval is for the stated fiscal year unless the Audit Committee specifies otherwise. The Audit Committee will not delegate to management its responsibilities to pre-approve services performed by the independent accountants. Certain audit services, those that only the independent accountants reasonably can provide, have been pre-approved by the Audit Committee in its pre-approval policy, including the core audit, statutory audits or financial audits for subsidiaries or affiliates of the Company and specified services in connection with SEC filings. Certain audit-related services have also been pre-approved in the Audit Committee’s policy, including due diligence services related to potential business acquisitions/dispositions, audits of employee benefit plan statements, assistance with internal controls and agreed-upon or expanded audit procedures related to complying with financial, accounting or regulatory reporting matters and attest services not required by law. The Audit Committee has also pre-approved through its policy certain tax planning and consulting, tax compliance and acquisition and divestiture support services. Any services not included in the pre-approval policy must be separately pre-approved by the Audit Committee, as must all proposed services for which the fees will exceed by more than five percent the fee levels periodically established by the Audit Committee.

During 2005, all services provided by the independent accountants were pre-approved by the Audit Committee either separately or through the Audit Committee’s pre-approval policy.

SHAREHOLDER PROPOSAL

(Item 3 on the Proxy Card)

The following proposal was submitted for inclusion in this proxy statement by William C. Thompson, Jr., Comptroller, City of New York, 1 Centre Street, New York, NY 10007-2341, on behalf of the Boards of Trustees of the New York City Employees’ Retirement System and the New York City Board of Education Retirement System. As of the date that the proposal was submitted, the New York City Employees’ Retirement System owned 198,793 Common Shares and the New York City Board of Education Retirement System owned 7,700 Common Shares.

REPEAL CLASSIFIED BOARD

BE IT RESOLVED, That the stockholders of Convergys Corporation request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.

SUPPORTING STATEMENT

We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

In addition, since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually.

BOARD OF DIRECTORS’ RESPONSE

The Board of Directors unanimously recommends a vote AGAINST this proposal for the following reasons:

After receipt of the above proposal, the Board’s Governance and Nominating Committee engaged in a thorough review of all the arguments associated with eliminating or maintaining a classified board, consulted with corporate governance experts and concluded that the current classified board structure, with approximately one-third of the directors standing for election for three-year terms each year, continues to be in the best interests of the Company and its shareholders. The Board’s conclusion is based on the following reasons:

Stability and Experience. The three-year staggered terms are designed to provide and promote stability, enhance long-term planning and ensure that a majority of the Company’s directors at any given time have prior experience as directors of the Company. Experienced directors are a valuable resource and, with their knowledge about the Company’s business and affairs, are better positioned to make decisions that are best for the Company and its shareholders. Many of the Company’s negotiations with its clients extend well beyond a twelve-month period, and the conclusion of such negotiations is most effectively achieved when supported by a stable and continuous board. In addition, a classified board properly balances the dynamics of recruiting new directors while providing continuity through experience on the board.

Accountability to Shareholders. Whether directors are elected for a one-year or a three-year term, the directors have the same fiduciary duties to the Company and its shareholders. Shareholders have the right to suggest nominees and elect directors for the class that is being elected in any year. Thus, shareholders can express their views each year regarding board performance and they retain the ability to influence board composition. In addition, since ten of eleven directors are currently independent (as determined pursuant to the New York Stock Exchange corporate governance rules), they act independently and in the best interests of the Company and its shareholders.

Protection Against Unfair and Abusive Takeover Tactics. The classified board structure safeguards the Company against the efforts of a third party intent on quickly taking control of the business, and not paying fair value for the business and its assets, by giving directors the time and leverage necessary to evaluate any proposal, negotiate on behalf of all shareholders and weigh alternatives for maximizing shareholder value. While the current classified board structure does not preclude a takeover, it does help to ensure that the process will be more deliberative and afford the Company the opportunity to determine what is in the best interest of the shareholders.

Corporate Governance. The Company and the Board of Directors are committed to corporate governance practices that benefit the Company and its shareholders. A classified board should be viewed in the context of the overall framework of the Company’s corporate governance structure. In this regard, many of the corporate governance benefits supposedly resulting from annual elections have already been achieved by the Company through its existing governance practices that include: (i) ten of eleven directors being independent, with the exception being the Chief Executive Officer; (ii) a written and published statement of governance principles; (iii) a written code of conduct and a written code of ethics; (iv) an independent lead director selected by the Board; (v) regular executive sessions of the independent directors only; (vi) all Chairs and all members of the Audit, Finance, Compensation and Benefits and Governance and Nominating Committees being independent directors; and (vii) annual Board and Board Committee performance evaluations.

In addition, the Board feels that the three-year terms afforded by a classified board encourage a long-term focus by directors on the management and business of the Company. Finally, the Board notes that numerous well-respected U.S. corporations and institutional investors have classified boards, including a majority of the S&P 500 companies as of the end of 2004.

The proponents have cited no data or empirical evidence to support the conclusion that the annual election of directors improves company performance. In fact, a recent study by Georgia State University (December 2004) concluded that companies with classified boards of directors have “higher net profit margins, higher dividend yields and higher share repurchases” and performed on average better than companies with declassified (annually elected) boards of directors.

The Board intends to review periodically its position regarding the current classified board structure.

FOR ALL OF THE ABOVE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

FUTURE SHAREHOLDER PROPOSALS

Shareholder proposals intended for inclusion in the Proxy Statement for the annual meeting of shareholders in 2007 must be received by the Company on or before November 11, 2006 and must comply with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. If a shareholder notifies the Company after January 31, 2007 of the intent to present a proposal, the Company will have the right to exercise discretionary voting authority with respect to that proposal without including information regarding such proposal in its proxy materials. Proposals or notices should be sent to W. H. Hawkins II, Corporate Secretary, Convergys Corporation, 201 E. Fourth Street, P. O. Box 1638, Cincinnati, Ohio 45201-1638.

ADDITIONAL INFORMATION

Other Business

At the time this Proxy Statement was released for printing on March 10, 2006, the Company knew of no other matters which might be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the Common Shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons voting them.

How We Solicit Proxies

In addition to this mailing, Convergys may solicit proxies personally, electronically or by telephone. Convergys pays the costs of soliciting the proxies. We are paying Georgeson Shareholder Communications Inc. a fee of $10,000 plus expenses to help with the solicitation. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Duplicate Annual Reports

Registered shareholders with multiple accounts may write Convergys Corporation to discontinue the mailing of multiple annual reports and proxy statements to a single address. One set of materials must be received at the address.

If the annual report and proxy statement are being delivered to two or more security holders who share an address, the Company has received instruction from one or more of the security holders to that effect. If you wish to reverse this instruction or want to obtain additional copies of the annual report and/or proxy statement, write the Company at the address provided below or call Computershare toll free at 1-888-294-8217.

FINANCIAL STATEMENTS, COMMITTEE CHARTERS AND

FINANCIAL CODE OF ETHICS AVAILABLE

Enclosed with this mailing is the Company’s Annual Report to shareholders for the year 2005 and the Company’s Annual Report on Form 10-K, which contains the consolidated financial statements of the Company and its subsidiaries as filed with the SEC for the year 2005. Requests for additional copies of any of these reports, any committee charter, the Governance Principles, the Business Code of Conduct or the Financial Code of Ethics can be addressed to Convergys Corporation, 201 E. Fourth Street, P. O. Box 1638, Cincinnati, Ohio 45201-1638, Attention: Investor Relations Department. These reports are also available on the Company’s website, www.convergys.com/corporategovernance.html.

By Order of the Board of Directors

W.H. Hawkins II
Secretary

APPENDIX I

Convergys Corporation

Audit Committee Charter

Adopted February 20, 2006

Purpose

The Convergys Corporation Board of Directors’ Audit Committee (the “Committee”) is established by the Board of Directors for the primary purposes of assisting the Board in overseeing:

•	the Company’s accounting practices,

•	the integrity of the Company’s financial statements,

•	the Company’s compliance with legal and regulatory requirements,

•	the independent accountants’ qualifications and independence,

•	the performance of the Company’s internal audit function and independent accountants, and

•	the Company’s system of disclosure controls, procedures and system of internal controls regarding auditing, accounting, legal compliance, and ethics that Management and the Board have established.

Consistent with these functions, the Committee shall encourage continuous improvement of, and adherence to, the Company’s policies, procedures and practices at all levels. The Committee shall also provide an open avenue of communication among the independent accountants, executive management, financial management, the Chief Compliance Officer, the internal auditing department, and the Board of Directors.

Organization

The Board shall elect all members of the Committee, which shall consist of three or more independent Board Directors who meet the requirements of independence for Audit Committee membership as adopted by the Securities and Exchange Commission (“SEC”) and New York Stock Exchange (“NYSE”).

At all times, at least one member of the Committee must be an “audit committee financial expert” as that term is defined in the applicable laws, regulations or listing standards. In addition, all other members must possess knowledge and experience in financial matters, including the ability to read and understand the Company’s financial statements. No Committee member shall serve on more than three Audit Committees of public companies simultaneously.

Responsibilities

General

In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings. In planning the annual schedule of meetings, the Committee shall ensure that it meets at least quarterly, and that sufficient opportunities exist for its members to meet separately at least quarterly, with Management, the Director of Internal Audit and the independent accountants and at least semi-annually with the Chief Compliance Officer. Additional meetings may be scheduled as needed.

The Committee may ask Management or others to attend meetings and provide pertinent information as necessary. The Committee shall report its actions regularly to the Board and shall make recommendations as appropriate.

On an annual basis, the Committee shall review and reassess the adequacy of this charter and shall recommend changes to the Board. The Committee shall disclose in the proxy statement for the Company’s annual meeting of shareholders that a formal written charter has been adopted and the degree to which the

Committee has satisfied its responsibilities during the prior year in compliance with the charter. At least once every three years, the Committee should verify that the Committee charter is filed by Management with the annual proxy statement.

The Committee shall perform any other activities consistent with this charter, the Company’s Regulations and governing law, as the Committee or the Board deems necessary or appropriate.

In carrying out its duties, the Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors, as it deems appropriate to execute fully its duties and responsibilities. The Company shall provide appropriate funding as determined by the Committee for compensation to the independent accountants and to any advisors that the Committee chooses to engage.

Financial Reporting Process

The Committee shall regularly review key financial systems, procedures and controls that provide the information necessary to manage and report properly the operations of the Company. In fulfilling this responsibility, the Committee shall take the following actions:

•	The Committee shall review and discuss with Management and the independent accountants the financial information to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of the Form 10-K) and the Company’s Quarterly Reports on Form 10-Q, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements and the adequacy of internal controls. The Committee shall discuss the results of the annual audit and the quarterly reviews and any other matters required to be communicated to the Committee by the independent accountants under generally accepted auditing standards and applicable law or listing standards. The Committee shall review and discuss any report or opinion rendered by the Company’s independent accountants or the Company’s Principal Executive or Financial Officers in connection with those financial statements (including, but not limited to, the Company’s Sarbanes-Oxley Section 404 certification). Based on such review and discussion, the Committee shall make a determination whether to recommend to the Board of Directors that the audited/reviewed financial statements be included in the Company’s Form 10-K/10-Q. The Committee shall also receive reports from the Chief Compliance Officer and the Company’s Certification Subcommittee as part of this process.

•	In consultation with the independent accountants and internal auditors, the Committee shall review the integrity of the Company’s internal and external financial reporting processes and Management’s effectiveness in maintaining such integrity. In performing its review, the Committee will consider whether adequate procedures exist to comply with the regulations of the SEC and the NYSE and applicable law. The Committee shall review and consider the independent accountants’ and Management’s judgments about the quality and appropriateness of the Company’s accounting principles and financial disclosure practices and proposed major changes thereto.

•	The Committee shall review with the Chief Executive Officer, the Chief Financial Officer and the General Counsel the Company’s disclosure controls and procedures, procedures established by the Company for issuing the Company’s earnings news releases and financial information and earnings guidance periodically provided to analysts and rating agencies. The Committee shall review periodically, but in no event less frequently than quarterly, Management’s conclusions about the efficacy of such disclosure controls and procedures, including any significant deficiencies in or material deviations from such controls and procedures.

Systems of Disclosure Controls and Procedures and Internal Controls

The Committee assists the Board in overseeing the systems of disclosure controls and procedures and internal controls established by Management and the Board, particularly with respect to maintenance of adequate controls related to financial reporting, audit, accounting, compliance with applicable laws and regulations, and ethics. The Committee shall review their adequacy and effectiveness with the independent accountants, the Chief Compliance Officer, the Director of Internal Audit, and financial and accounting personnel. In so doing, the Committee shall review recommendations for the improvement of disclosure and internal control procedures and Management’s responses to the recommendations.

The Committee shall discuss with Management, the Chief Compliance Officer, the Director of Internal Audit, and the independent accountants the guidelines and policies to govern the process by which risk assessment and risk management are undertaken. The Committee shall discuss the Company’s major financial risk exposures and the steps that Management has taken to monitor and control such exposures. The Committee shall review Management’s actions to establish and maintain processes to assure that internal control systems are considered in the Company’s planning process, including acquisition and integration of new businesses and companies and the development and implementation of new computer systems.

The Committee shall also review with the Chief Executive Officer and the Chief Financial Officer any fraud, whether or not material, that involves Management or other employees who have a significant role in the issuer’s internal controls. The Committee shall approve a Code of Ethics for the Chief Executive Officer and Senior Financial Officers, and shall be promptly notified if any amendments or waivers to the code are granted.

Audit Processes

The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of its independent accountants (including resolution of any disagreements between management and the independent accountants regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent accountants shall report directly to the Committee.

The Committee shall review and pre-approve both audit and non-audit services to be provided by the independent accountants. The pre-approval of non-audit services may be delegated to one or more designated members of the Committee with any such pre-approval reported to the Committee at its next regularly scheduled meeting. The Committee’s pre-approval policies and procedures shall be disclosed in periodic reports as required by applicable law or listing standards. The Committee shall also periodically consider whether there should be rotation of the independent accountants firm.

The Committee shall review the performance of the Company’s independent accountants annually. In doing so, the Committee shall consult with Management, the Chief Compliance Officer and the Director of Internal Audit and shall obtain and review a report by the independent accountants describing their internal control procedures, any material issues raised by their most recent internal quality-control review, or by any inquiry or investigation by governmental or professional authorities within the preceding five years and the response of the independent accountants, and all relationships between the independent accountants and the Company.

The Committee shall maintain ongoing communications with the independent accountants to review whether the accountants maintain their independence. The Committee shall review with the independent accountants any major unresolved problems encountered during their examinations as well as any restrictions imposed by Management on their audit scope.

The Committee shall establish hiring policies, compliant with governing laws or regulations, for employees or former employees of the independent accountants. The Committee shall present its conclusions with respect to the qualifications, performance and independence of the independent accountants to the full Board.

With respect to the Chief Compliance Officer and the Internal Audit function, the Committee shall review their functions and activities. The Committee shall also review and approve the appointment, replacement, reassignment, or dismissal of the Chief Compliance Officer and the Director of Internal Audit. It shall at least annually review and approve the Corporate Compliance Charter, the Internal Audit Charter and the Internal Audit Plan and review any difficulties encountered in the course of performing the audit function as defined in its charter and approved audit plan. While the Chief Compliance Officer and the Internal Audit function shall report functionally to the Company’s Chief Financial Officer, they must meet, at least semi-annually with the Committee in the case of the Chief Compliance Officer, and at least quarterly in the case of Internal Audit.

Complaint Procedures

The Committee shall establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

The Committee shall periodically review with Management, including the General Counsel, and the independent accountants any correspondence with, or other action by, regulators or governmental agencies and any employee complaints or published reports that raise concerns regarding the Company’s financial statements, accounting or auditing matters or compliance with the Company’s Code of Business Conduct and Financial Code of Ethics. The Committee shall also meet periodically with the General Counsel and other appropriate legal staff of the Company to review material legal affairs of the Company and the Company’s compliance with applicable law and listing standards.

Annual Reporting of Committee Activities with Respect to Audited Financial Statements

The Committee shall issue a report to be included in the annual proxy statement stating whether the Committee had reviewed and discussed the financial statements with Management, had discussed the required communications with the independent accountants, had received the required correspondence from the independent accountants regarding independence matters and whether the Committee recommended to the full Board the inclusion of the audited financial statements in the Company’s Form 10-K. Additionally, the Committee should review the annual written affirmation provided by the Company to the New York Stock Exchange (“NYSE”) that the Committee complied with the NYSE’s rules for listed companies’ audit committees.

Performance Evaluation

The performance of the Committee shall be evaluated on an annual basis.

APPENDIX II

SUMMARY OF CONVERGYS AUDIT COMMITTEE PRE-APPROVAL POLICY

STATEMENT OF PRINCIPLES

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent accountants in order to assure that the provision of such services does not impair the accountants’ independence. Unless a type of service to be provided by the independent accountants has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will also require specific pre-approval by the Audit Committee.

The Audit, Audit-related, Tax and All Other services that have the pre-approval of the Audit Committee are listed below. The term of any pre-approval is for the stated fiscal year, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically revise the list of pre-approved services based on subsequent determinations. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent accountants to management.

DELEGATION

The Audit Committee may delegate pre-approval authority only to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

AUDIT SERVICES

The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other Audit services, which are those services that only the independent accountants reasonably can provide. The Audit Committee has pre-approved the following Audit services:

•	Core audit

•	Statutory audits or financial audits for subsidiaries or affiliates of the Company

•	Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents) and assistance in responding to SEC comment letters

•	Consultations requested by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies

•	Sarbanes-Oxley Section 404 Attestation audit services

All other Audit services not listed above must be separately pre-approved by the Audit Committee.

AUDIT-RELATED SERVICES

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent accountants in connection with their core audit. The Audit Committee believes that the provision of Audit-related services does not impair the independence of the independent accountants and has pre-approved the following Audit-related services:

•	Due diligence services pertaining to potential business acquisitions/dispositions

•	Financial statement audits of employee benefit plans

•	Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters

•	SAS 70 internal control reviews and assistance with internal control reporting requirements

•	Attest services not required by statute or regulation

•	Sarbanes-Oxley Section 404 consultation services

All other Audit-related services not listed above must be separately pre-approved by the Audit Committee.

TAX SERVICES

The Audit Committee believes that the independent accountants can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence. However, the Audit Committee will not permit the retention of the independent accountants in connection with a transaction initially recommended by the independent accountants, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code or state statutes and related regulations. Furthermore, the Company shall not enter into contingent-fee based tax consulting engagements with the independent accountants. The Audit Committee has pre-approved the Tax services listed below:

•	Tax planning and consulting-including support to secure income tax refunds or provide assistance for tax audits

•	Tax compliance-particularly for the Company’s foreign subsidiaries

All Tax services involving large and complex transactions or services not listed above must be separately pre-approved by the Audit Committee.

ALL OTHER SERVICES

The Audit Committee may grant general pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services and would not impair the independence of the independent accountants. The Audit Committee has pre-approved the following All Other services:

•	Support for acquisitions/divestitures (other than due diligence or consulting on accounting treatment)

All Other services not listed above must be separately pre-approved by the Audit Committee.

A list of the SEC’s prohibited non-audit services is listed below:

•	Bookkeeping or other services related to the accounting records or financial statements of the Company

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

PRE-APPROVAL FEE LEVELS

Pre-approval fee levels for all services to be provided by the independent accountants will be established periodically by the Audit Committee. Any proposed services exceeding these levels by more than 5% will require specific pre-approval by the Audit Committee.

SUPPORTING DOCUMENTATION

The independent accountants will provide to the Audit Committee detailed back-up documentation regarding the specific services to be provided.

PROCEDURES

Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent accountants and the Controller and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on accountant independence.

Admission Ticket

Please tear off this Admission Ticket. If you plan to attend the annual meeting of shareholders, you will need this ticket to gain admission to the meeting.

The annual meeting of shareholders will be held at the following address: Ballroom A of the Northern Kentucky Convention Center, One West River Center Blvd., Covington, Kentucky 41011, at 11:30 A.M. EDST on April 18, 2006. You must present this ticket to gain admission to the meeting. You should send in your proxy or vote electronically or telephonically even if you plan to attend the meeting.

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CONVERGYS

CORPORATION FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 18, 2006

The undersigned hereby appoints Steven C. Mason, Philip A. Odeen and James F. Orr, and each or any of them, proxies, with full power of substitution, to represent and to vote all common shares of Convergys Corporation held of record by the undersigned on February 28, 2006, at the annual meeting of shareholders to be held on April 18, 2006 at 11:30 A.M. EDST, in Ballroom A of the Northern Kentucky Convention Center, One West River Center Blvd., Covington, Kentucky 41011, and at any adjournment thereof, notice of which meeting together with the related proxy statement have been received.

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when executed will be voted in the manner directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2 and AGAINST Item 3.

(Continued on reverse side.)

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet available 24 hours a day 7 days a week

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

•      Call toll free 1-866-731-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•      Follow the simple instructions provided by the recorded message.

• Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY • Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 2:00 a.m., EDST, on April 18, 2006.

THANK YOU FOR VOTING

Annual Meeting Admission Ticket

MR A SAMPLE	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext
DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

        000000000.000 ext

        000000000.000 ext

        000000000.000 ext

<Year> Annual Meeting of

The Sample Company Shareholders

<Day, Month Date, Year, Time> Local Time

<Location>

<Street, City, State>

Upon arrival, please present this

admission ticket and photo identification

at the registration desk.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

☐ Please mark this box with an X if your address has changed and print the new address below.	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS)

C 1234567890 J N T

A	Election of Directors - The Board of Directors recommends a vote FOR the listed nominees.

1. Nominees:	For	Withhold

01 - John F. Barrett	☐	☐

02 - Joseph E. Gibbs	☐	☐

03 - Steven C. Mason	☐	☐

04 - James F. Orr	☐	☐

B Proposal - The Board of Directors recommends a vote FOR the following proposal.				The Board of Directors recommends a vote AGAINST the following proposal.

	For	Against	Abstain*		For	Against	Abstain*

2. To ratify the appointment of the independent accountants.	☐	☐	☐	3. Shareholder proposal.	☐	☐	☐

4. To act upon such other matters as may properly come before the meeting.

* An abstention will count as a vote against the proposal.

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

	5 U P X	0 0 8 1 6 2 2